                                                                    EXHIBIT 12.1
                                                                    ------------

                      NATIONWIDE HEALTH PROPERTIES, INC.
                      STATEMENT REGARDING COMPUTATION OF
                      RATIO OF EARNINGS TO FIXED CHARGES
                         (In thousands, except ratios)


                                                                  Year ended December 31,
                                                   -----------------------------------------------------        Six months ended
                                                    1992        1993        1994       1995       1996            June 30, 1997
                                                   -----------------------------------------------------        ----------------
Ratio                                                 4.64       7.63        5.52       4.44        3.64                    3.32

Pretax income from continuing operations           $29,681    $40,996     $44,813    $50,371     $54,944                 $29,669

Interest                                             8,162      6,186       9,921     14,628      20,797                  12,767
                                                   -----------------------------------------------------        ----------------
"Earnings"                                         $37,843    $47,182     $54,734    $64,999     $75,741                 $42,436
                                                   =====================================================        ================
"Fixed charges"                                    $ 8,162    $ 6,186     $ 9,921    $14,628     $20,797                 $12,767
                                                   =====================================================        ================